Exhibit 4.12

WARRANT

ZOGENIX, INC.

WARRANTS FOR THE PURCHASE OF SHARES OF COMMON STOCK

No. W-2011-1	225,000 Shares

THIS CERTIFIES that, for value received, Zogenix, Inc., a Delaware corporation (the “Company”), upon the surrender of this Warrant to the Company at the address specified herein, at any time during the Exercise Period (as defined below) will upon receipt of the Exercise Price (as defined below), sell and deliver to Cowen Healthcare Royalty Partners II, L.P. (the “Holder”) up to the number of duly authorized, validly issued and fully paid and nonassessable shares of common stock of the Company, par value $0.001 per share, set forth above. The term “Common Stock” shall mean the aforementioned common stock of the Company. The “Exercise Period” shall begin on July 18, 2011 (the “Issue Date”) and shall end on July 18, 2021, unless earlier terminated or exercised pursuant to the terms hereof. During the Exercise Period, the Holder may purchase such number of shares of Common Stock at a purchase price per share equal to $9.00 as appropriately adjusted pursuant to Section G hereof (the “Exercise Price”).

The number of shares of Common Stock to be received upon the exercise of this Warrant and the price to be paid for a share of Common Stock are subject to adjustment from time to time as hereinafter set forth. The shares of Common Stock deliverable upon such exercise, as adjusted from time to time, are hereinafter sometimes referred to as “Warrant Shares.”

Section A. Exercise of Warrant

1. Method of Exercise. This Warrant may be exercised in whole or in part, at any time or from time to time, during the Exercise Period by presentation and surrender hereof to the Company at 12671 High Bluff Drive, Suite 200, San Diego, California 92130 (or at such other address as the Company or its agent may hereafter designate in writing to the Holder), with the Notice of Exercise Form contained herein duly executed and accompanied by a wire transfer of immediately available funds, cash or a certified or official bank check drawn to the order of “Zogenix, Inc.” in the amount of the Exercise Price multiplied by the number of Warrant Shares specified in such form. If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant, promptly execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the Warrant Shares purchasable hereunder. Upon receipt by the Company during the Exercise Period of this Warrant and such Notice of Exercise Form, in proper form for exercise, together with proper payment of the Exercise Price, at such office, the Holder shall be deemed to be the holder of record of the number of Warrant Shares specified in such form; provided, however, that if the date of such receipt by the Company or its agent is a date on which the stock transfer books of the Company are closed, such person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding business day on which the stock transfer books of the Company are open. The Company shall pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of such Warrant Shares. Any new or substitute Warrant issued under this Section A or any other provision of this Warrant shall be dated the date of this Warrant. Upon exercise of this Warrant, the Company or its warrant agent shall, within three (3) business days, cause to be issued and shall promptly deliver upon written order of the Holder of this Warrant, and in such name or names as such Holder may designate, a certificate or certificates for the Warrant Shares, which Warrant Shares shall be issued unlegended and free of any resale restrictions, except as otherwise provided herein or in the Stock and Warrant Purchase Agreement dated July 18, 2011, as amended from time to time (the “Purchase Agreement”). If in any case the Company shall fail to issue and deliver the shares of Common Stock to Holder upon Holder’s exercise of this Warrant within three (3) business days after exercise, in addition to any other liabilities the Company may have hereunder and under applicable law, the Company shall pay or reimburse Holder on demand for all out-of-pocket expenses, including, without limitation, reasonable fees and expenses of legal counsel, incurred by Holder as a result of such failure.

2. Cashless Exercise. In lieu of exercising this Warrant as specified in Section A.1., the Holder may from time to time convert this Warrant, in whole or in part, by surrender of this Warrant (with a duly executed Notice of Exercise in the form attached hereto) at the principal office of Company, in which event Company shall issue to Holder the number of Warrant Shares computed using the following formula:

X         =         Y (A-B)

                               A

Where:

X = the number of Warrant Shares to be issued to Holder.

Y = the number of Warrant Shares purchasable under this Warrant (at the date of such calculation).

A = the fair market value of one share of Common Stock.

B = Exercise Price (as adjusted to the date of such calculation).

The fair market value of the Warrant Shares shall be determined pursuant to Section A.3.

3. Fair Market Value. If the Company’s Common Stock is traded in a public market, the fair market value of a Warrant Share shall be the average of the closing prices for a share of Common Stock reported for the ten (10) business days immediately before Holder delivers this Warrant together with its Notice of Exercise Form to the Company. If the Company’s Common Stock is not traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.

4. Treatment of Warrant Upon Acquisition of Company.

4.1 “Acquisition”. For the purpose of this Warrant, “Acquisition” means any sale, exclusive license, or any other transfer or disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, merger or sale of outstanding capital stock of the Company where the holders of the Company’s securities before the transaction beneficially own less than a majority of the outstanding voting securities of the surviving entity after the transaction.

4.2 Treatment of Warrant at Acquisition.

(A) The Company shall provide Holder with at least ten (10) days’ prior written notice of an Acquisition in which the sole consideration is cash, and either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will expire upon the consummation of such Acquisition. The Company shall provide, at the time of delivery of notice of such Acquisition, such reasonable information as the Holder may request in connection with such contemplated Acquisition giving rise to such notice.

(B) Upon the closing of any Acquisition other than as particularly described in subsection (A) above, as a condition to the closing of such Acquisition, the surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Warrant Shares issuable upon exercise of the unexercised portion of this Warrant as if such Warrant Shares were outstanding on the record date for the Acquisition and subsequent closing. The Exercise Price and/or number of Warrant Shares shall be adjusted accordingly.

(C) Notwithstanding the foregoing provisions of Section A.4.2(B), in the event of an Acquisition in which all of the following requirements are met, this Warrant, to the extent not exercised or converted on or prior to the closing of such Acquisition, shall terminate and be of no further force or effect as of immediately following such closing: (i) the acquirer is subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the class and series of shares or other security of the acquirer that would be received by Holder in connection with such Acquisition were Holder to exercise or convert this Warrant on or prior to the closing thereof is listed for trading on a national securities exchange or approved for quotation on an automated inter-dealer quotation system, and (iii) Holder would not be contractually restricted from publicly re-selling within three (3) months following the closing of such Acquisition, nor restricted under applicable securities laws from publicly re-selling within six (6) months following the closing of such Acquisition (assuming for such determination that Holder would convert this Warrant pursuant to Section A.2 above), all of the acquirer shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise or convert this Warrant in full on or prior to the closing thereof. Notwithstanding anything herein to the contrary, the Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section A or otherwise, to the extent that after giving effect to such issuance after exercise, the Holder (together with the Holder’s affiliates), as set forth on the applicable Notice of Exercise, would beneficially own in excess of 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to such issuance. The Holder may void the 9.99% limitation upon seventy five (75) days prior notice to the Company. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this provision, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. To the extent that the limitation contained in this provision applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder) and of which a portion of this Warrant is exercisable shall be in the sole discretion of such Holder, and the submission of a Notice of Exercise shall be deemed to be such Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by such Holder) and of which portion of this Warrant is exercisable, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. For purposes of this provision, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Company’s Transfer Agent setting forth the number of shares of Common Stock outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

Section B. Warrant Register. This Warrant will be registered in a register (the “Warrant Register”) to be maintained by the Company or its agent at its principal office in the name of the record holder to whom it has been distributed. The Company may deem and treat the registered holder of this Warrant as the absolute owner thereof (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise thereof or any distribution to the holder thereof and for all other purposes, and the Company shall not be affected by any notice to the contrary.

Section C. Reservation of Shares. The Company hereby agrees that at all times there shall be reserved for issuance and delivery upon exercise of this Warrant all shares of its Common Stock or other shares of capital stock of the Company from time to time issuable upon exercise of this Warrant. All such shares shall be duly authorized and, when issued upon such exercise in accordance with the terms of this Warrant, shall be validly issued, fully paid and nonassessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights.

Section D. Transfer of Warrant. Subject to compliance with applicable federal and state securities laws and the applicable restrictions on transfer and/or assignment of the Purchase Agreement, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Holder hereof (except for transfer taxes), upon surrender of this Warrant properly endorsed.

Section E. Lost, Mutilated or Missing Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company, at its expense, shall execute and deliver a new Warrant of like tenor and date.

Section F. Rights of the Holder. Subject to applicable law, the Holder shall not, by virtue hereof, be entitled to any rights or subject to any obligation or liability of a shareholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in this Warrant.

Section G. Adjustments. The Exercise Price and the number of shares purchasable hereunder are subject to adjustment from time to time as follows:

1. Stock Dividend, Split or Subdivision of Shares. If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable to all holders of Common Stock in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Exercise Price shall be appropriately decreased and the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares.

2. Combination of Shares. If, at any time after the date hereof, the number of shares of Common Stock outstanding is decreased by a combination or consolidation of the outstanding shares of Common Stock, by reclassification, reverse stock split or otherwise, then, following the record date for such combination, the Exercise Price shall be appropriately increased and the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares.

3. Calculations. All calculations under this Section G shall be made to the nearest one-tenth of a cent ($.001), or to the nearest one-tenth of a share, as the case may be.

4. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Exercise Price and/or Warrant Shares, the Company, at its own expense, shall promptly notify Holder and compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request, at any time, of any such Holder, furnish or cause to be furnished to such Holder a like certificate setting forth: (a) such adjustments and readjustments; (b) the Exercise Price at the time in effect; and (c) the number of shares and the amount, if any of other property that at the time would be received upon the exercise of the Warrant.

Section H. Fractional Shares. No fractional shares of the Company’s Common Stock will be issued in connection with any exercise hereunder but in lieu of such fractional shares the Company shall make a cash refund therefor equal in amount to the product of the applicable fraction multiplied by the Exercise Price paid by the Holder for one Warrant Share upon such exercise.

Section I. Notices of Certain Events. In addition to any other notices required to be given by the Company hereby, in the event:

1. the Company authorizes the issuance to all holders of its Common Stock of rights or warrants to subscribe for or purchase shares of its Common Stock or of any other subscription rights or warrants; or

2. the Company authorizes the distribution to all holders of its Common Stock of evidences of its indebtedness or assets (other than cash dividends or distributions except extraordinary cash dividends or distributions); or

3. of any capital reorganization or reclassification or recapitalization of the Common Stock (other than a subdivision or combination of the outstanding Common Stock and other than a change in par value of the Common Stock) or of any consolidation or merger to which the Company is a party or of the conveyance or transfer of all or substantially all of the properties and assets of the Company, or any other Acquisition; or

4. of the voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

5. any other actions would require an adjustment or early termination under Sections A or G hereof;

then the Company will cause to be mailed to the Holder, at least ten (10) days before the applicable record or effective date hereinafter specified (unless some other period of notice is expressly set forth herein), a notice stating (A) the date as of which the holders of Common Stock of record entitled to receive any such rights, warrants or distributions are to be determined, or (B) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up or other event is expected to become effective.

Section J. Listing on Securities Exchanges. The Company will list on the Nasdaq Capital Market and each national securities exchange on which any Common Stock may at any time be listed all shares of Common Stock from time to time issuable upon the exercise of this Warrant, subject to official notice of issuance upon the exercise of this Warrant, and will maintain such listing so long as any other shares of its Common Stock are so listed. Any such listing will be at the Company’s expense.

Section K. Successors. All the provisions of this Warrant by or for the benefit of the Company shall bind and inure to the benefit of its respective successors and assigns.

Section L. Headings. The headings of sections of this Warrant have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section M. Amendments. The terms and provisions of this Warrant may not be modified or amended, or any provisions hereof waived, temporarily or permanently, except by written consent of the Company and the Holder hereof.

Section N. Notices. Unless otherwise provided in this Warrant, all notices, requests, consents and other communications hereunder shall be in writing, shall be sent by a nationally recognized overnight express courier postage prepaid, and shall be deemed given one day after being so sent, or if delivered by hand shall be deemed given on the date of such delivery to such party, or if sent to such party (in the case of a Holder) at its address in the Warrant Register that will be maintained by the Company or its agent in accordance with Section B hereof or (in the case of the Company) at its address set forth above, Attention: General Counsel, or to such other address as is designated by written notice, similarly given to each other party hereto.

Section O. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles regarding conflicts of law.

Section P. No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions hereof and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Warrant against impairment; provided, however, that notwithstanding the foregoing, nothing in this Section P shall restrict or impair the Company’s right to effect changes to the rights and privileges associated with the Warrant Shares with the requisite consent of the stockholders as may be required to amend the Certificate of Incorporation from time to time so long as such amendment affects the rights and privileges granted to Holder associated with the Warrant Shares in the same manner as the other holders of outstanding shares of the same series and class as the Warrant Shares.

Section Q. Registration Under Securities Act of 1933, As Amended. The Company agrees that the Warrant Shares shall have certain incidental, or “Piggyback,” and S-3 registration rights pursuant to and as set forth in the Third Amended and Restated Investors’ Rights Agreement dated December 2, 2009 (as amended and in effect from time to time, the “IRA”). For the avoidance of doubt, such registration rights shall not include demand registration rights (except to the extent that S-3 rights may be deemed demand rights or the Holder may have been granted demand registration rights under a separate agreement). The provisions set forth in the IRA relating to the above in effect as of the Issue Date may not be amended, modified or waived without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Warrant Shares in the same manner as such amendment, modification, or waiver affects the rights associated with all other shares of the same series and class as the Warrant Shares granted to the Holder.

Section R. Automatic Conversion Upon Expiration. In the event that, on July 18, 2021, the fair market value of one Warrant Share as determined in accordance with Section A.3 above is greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Section A.2 above as to all Warrant Shares for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Warrant Shares issued upon such conversion to Holder.

Section S. Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AND HOLDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASE UPON THIS WARRANT, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS WARRANT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

Section T. Counterparts. This Warrant may be executed in counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has duly caused this Warrant to be signed and attested by its duly authorized officer and to be dated as of July 18, 2011.

ZOGENIX, INC.

By:	/s/ Ann D. Rhoads
Name:	Ann D. Rhoads
Title:	Chief Financial Officer

COWEN HEALTHCARE ROYALTY PARTNERS II, L.P.

By Cowen Healthcare Royalty GP, LLC, its General Partner

By:	/s/ Todd C. Davis
Name:	Todd C. Davis
Title:	Managing Director

NOTICE OF EXERCISE

Date:             , 20

The undersigned hereby elects to exercise this Warrant to purchase             shares of Common Stock and hereby makes payment of $            in payment of the exercise price thereof.

or

The undersigned hereby elects to convert the attached Warrant into Share in the manner specified in the Warrant. This conversion is exercised for             shares of Common Stock covered by the Warrant.

[Strike paragraph that does not apply.]

Certificate(s) representing the Warrant Shares shall be delivered to the following address:

[Holder’s Name]
By:
Name:
Title: